Exhibit 99.1

Zedge Announces First Quarter Fiscal 2020 Results

Paid Subscribers increase 74% from Q4 to 225 thousand through the end of November, generating gross revenue of $1 million since January 2019 launch

New York, NY & Trondheim, Norway – December 10, 2019: Zedge, Inc. (NYSE AMERICAN: ZDGE) today announced results for the first quarter of its fiscal year 2020, the three months ended October 31, 2019.

First Quarter FY 2020 Operational and Financial Highlights

(Results are for the 1st quarter of FY 2020 and are compared to the 1st quarter of FY 2019 except where otherwise noted.)

■	MAU (Monthly Active Users) for the last 30 days of the quarter decreased 14.2% to 29.7 million from 34.6 million in the comparable period of 2019 primarily as a result of buggy code in a standard technology integration with one of our third-party advertising partners resulting in Google Play temporarily suspending our app from their store in late September and recommending that users uninstall the app; MAU declined 28.4% and 4.6% in well-developed markets and emerging markets respectively;

■	Total installs at October 31, 2019 increased 16.4% to 409 million from 351.3 million;

■	Revenue decreased 14.6% to $2.03 million from $2.38 million;

■	Paid subscribers increased 53% sequentially to 198 thousand;

■	Average revenue per MAU derived from our apps (ARPMAU) was flat at $0.0210;

■	Selling, General and Administration (SG&A) expense decreased 15.8% to $1.94 million from $2.31 million in the year ago quarter and 8.9% from $2.14 million in the prior sequential quarter, primarily attributable to reductions in compensation costs, recruiting fees, legal expense and auditing fees offset by higher marketing costs associated with the approximately 30% fee we pay to Google for each paid subscriber, severance payments and content acquisition expense associated with ‘Shortz’;

■	Loss from operations during the quarter was $745 thousand, compared to a loss of $581 thousand a year ago and $939 thousand last quarter, after accounting for depreciation and amortization of $505 thousand in current quarter, $303 thousand in a year ago quarter and $405 thousand last quarter;

■	Zedge Premium GTV, or gross transaction value - that is the total sales volume transacting through the platform - increased to $192 thousand from $41 thousand a year ago and $167 thousand last quarter;

■	For the quarter, cash flow provided by operating activities was $352 thousand – a decline of $569 thousand compared to the same period last year but an improvement of $747 thousand when compared to last quarter;

■	Net loss per share of $0.08 compared to net loss per share of $0.07;

■	We launched ‘Shortz’ a new entertainment app offering serialized, short-form fiction delivered in a text-message format in the United States, the United Kingdom and Canada in late November; and

■	On November 7, 2019 Elliot Gibber was appointed as interim-CEO after resigning from the Board of Directors.

Management Remarks

“Although we still have a lot of work ahead of us, I’m pleased that we are making tangible progress in our goal to become cashflow positive while simultaneously rolling out new and innovative products that extend our relevance beyond mobile phone personalization,” said Elliot Gibber, Interim CEO. “In late November, we started rolling out Shortz, our new entertainment app offering serialized, short-form fiction delivered in a text-message format on Android, in the US, the UK, Australia and Canada. This is encouraging especially in light of adopting a paid subscription business model for this product. Our flagship app experienced another solid quarter of growth in our subscription-based “ad free” offering. By the end of November, we had more than 225 thousand paying subscribers generating approximately $1.0 million in gross revenue. We continue to see rapid adoption of paid subscriptions and we are testing mechanisms to further optimize and expand this offering.”

Jonathan Reich, CFO and COO of Zedge, added, “Although revenues declined by 14.6% when compared to the year ago quarter, they increased 4.3% when compared to the sequential quarter, even in light of the Google temporary suspension. As discussed last quarter, we are highly focused on lowering costs while planning for growth. After backing out one-time expenses for all periods, SG&A would have been $1.87 million, a 19.2% and 11.2% decline when compared to the year ago quarter and sequential quarter, respectively. This spending cut happened in tandem with spending on the release of Shortz, a new and innovative product offering, growing paid subscriptions, and undertaking a host of new projects to drive more revenue from our business. The ongoing challenge with our flagship business relates to the continued shift in users from well developed markets to emerging markets. We will continue to leverage our massive user base to drive growth to our new initiatives, like our recently launched Shortz app. We recently overhauled our website to better position Zedge in top search results for ringtones or wallpapers. We expect this will drive more installs and increase the use of our app – both important growth drivers.”

Financial Results by Quarter (USD in thousands, other than Loss per Share and ARPMAU)

	Q1 FY ‘20	Q1 FY ‘19	Delta	% Change	Q1 FY ‘20	Q4 FY ‘19	Delta	% Change
Revenues	$2,033	$2,381	$(348)	-14.6%	$2,033	$1,950	$83	4.3%
Direct Cost Of Revenue	$328	$350	$(22)	-6.3%	$328	$348	$(20)	-5.7%
Total SG&A	$1,945	$2,309	$(364)	-15.8%	$1,945	$2,136	$(191)	-8.9%
Depreciation & Amortization	$505	$303	$202	66.7%	$505	$405	$100	24.7%
Loss From Operations	$(745)	$(581)	$(164)	28.2%	$(745)	$(939)	$194	-20.7%
Net Loss From FX & Other	$(56)	$(122)	$66	-54.1%	$(56)	$(253)	$197	-77.9%
Provision For Income Taxes	$0	$3	$(3)	-100.0%	$0	$10	$(10)	-100.0%
Net Loss	$(801)	$(706)	$(95)	13.5%	$(801)	$(1,202)	$401	-33.4%
Diluted Loss Per Share	$(0.08)	$(0.07)	$(0.01)	11.6%	$(0.08)	$(0.12)	$0.04	-34.5%
Total Current Assets Less Total Current Liabilities	$484	$3,045	$(2,561)	-84.1%	$484	$1,178	$(694)	-58.9%
MAU (Million)	29.7	34.6	(4.9)	-14.2%	29.7	33.8	(4.1)	-12.1%
Total Installs (Million)	409.0	351.3	57.7	16.4%	409.0	395.9	13.1	3.3%
ARPMAU	$0.0210	$0.0211	$(0.000)	-0.5%	$0.0210	$0.0189	$0.002	11.0%

nm-not meaningful

Earnings Announcement and Supplemental Information

Zedge’s management will host an earnings conference call beginning at 4:30PM Eastern.  Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the call, please dial Toll Free: 844-602-0380 or International: 862-298-0970 at least five minutes before the 4:30PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL:

https://www.investornetwork.com/event/presentation/56771 (through 3/10/20)

Following the call and continuing through 12/24/19, a call replay will be available by dialing Toll Free: 877-481-4010 or International:  919-882-2331 and entering the replay access code: 56771

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers our consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers. We are evolving by developing new apps run on top of our publishing platform and generally focus on the entertainment vertical. Our creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to our user base. Our app has been downloaded more than 409 million times, has more than 29 million monthly active users and has consistently ranked as one of the most popular free apps in Google Play store in the United States.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

(Unaudited)

	October 31,	July 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$1,659	$1,609
Trade accounts receivable, net of allowance for doubtful accounts of $0 at October 31, 2019 and July 31, 2019	1,065	1,133
Prepaid expenses	220	380
Other current assets	57	103
Total current assets	3,001	3,225
Property and equipment, net	3,099	3,396
Goodwill	2,168	2,266
Other assets	583	120
Total assets	$8,851	$9,007
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$328	$217
Insurance premium loan payable	110	141
Accrued expenses and other current liabilities	1,466	1,172
Deferred revenues	613	517
Total current liabilities	2,517	2,047
Other liabilities	242	-
Total liabilities	2,759	2,047
Commitments and contingencies (Notes 8 and 12)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at October 31, 2019 and July 31, 2019	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,876 shares issued, and 9,840 shares outstanding at October 31, 2019 and 9,876 shares issued and 9,854 ouststanding at July 31, 2019	99	99
Additional paid-in capital	23,229	23,131
Accumulated other comprehensive loss	(1,128)	(985)
Accumulated deficit	(16,044)	(15,243)
Treasury stock, 36 shares at October 31, 2019 and 22 shares at July 31, 2019, at cost	(69)	(47)
Total stockholders’ equity	6,092	6,960
Total liabilities and stockholders’ equity	$8,851	$9,007

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	October 31,
	2019	2018

Revenues	$2,033	$2,381
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	328	350
Selling, general and administrative	1,945	2,309
Depreciation and amortization	505	303
Loss from operations	(745)	(581)
Interest and other income	-	7
Net loss resulting from foreign exchange transactions	(56)	(129)
Loss before income taxes	(801)	(703)
Provision for income taxes	-	3
Net loss	(801)	(706)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(143)	(131)
Total other comprehensive loss	(143)	(131)
Total comprehensive loss	$(944)	$(837)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.08)	$(0.07)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	10,196	10,025

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Unaudited)

	Three Months Ended
	October 31,
	2019	2018
Operating activities
Net loss	$(801)	$(706)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	505	303
Stock-based compensation	98	121
Change in assets and liabilities:
Trade accounts receivable	68	541
Prepaid expenses and other current assets	207	238
Other assets	(13)	3
Trade accounts payable and accrued expenses	192	408
Due to IDT Corporation	-	13
Deferred revenue	96	-
Net cash provided by operating activities	352	921
Investing activities
Capitalized software and technology development costs and purchase of equipment	(213)	(445)
Investment in privately-held company	-	(250)
Net cash used in investing activities	(213)	(695)
Financing activities
Repayment of insurance premium loan payable	(31)	-
Purchase of treasury stock in connection with restricted stock vesting	(22)	(31)
Net cash used in financing activities	(53)	(31)
Effect of exchange rate changes on cash and cash equivalents	(36)	(42)
Net increase in cash and cash equivalents	50	153
Cash and cash equivalents at beginning of period	1,609	3,408
Cash and cash equivalents at end of period	$1,659	$3,561

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest expenses	$1	$-